Southern States Bancshares, Inc. Announces Appointment of Three Directors, Deepening Board Experience in High-Growth Atlanta Region

ANNISTON, Ala., February 22, 2023 (GLOBE NEWSWIRE) – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States” or the “Company”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), today announced the appointment of three new directors, increasing the total number of independent directors to eight and the total number of directors to thirteen. Each new director also joined the Board of Southern States Bank.

Jonathan Hinton, Christine Hunsaker and Andy Cummings collectively bring decades of business, finance and real estate experience to the Southern States Board of Directors, adding leadership depth as the Bank gains scale and deepens its presence across key Southern markets. Importantly, all three are based in the Atlanta metropolitan area, a key growth market for Southern States over the past two years and one expected to play an important role in the Bank’s future expansion efforts.

Hinton is the founder and CEO of RavenVolt, now a subsidiary of ABM Industries (NYSE:ABM). RavenVolt designs and builds turn-key microgrid projects across the United States. The company focuses on solar, battery, fuel cell, diesel and natural gas microgrids at national retailers, industrials, utilities and water treatment plants.

Hunsaker is the founder and president of Hunsaker Partners, a funeral services company that owns and operates cemeteries, funeral homes and crematories throughout Greater Atlanta. She is a veteran of the industry and previously held senior executive positions at leading funeral service companies.
Cummings has been a commercial real estate investor for more than 20 years in the Atlanta area. Earlier in his career, he worked for a regional financial institution, where he was responsible for the placement of more than $1 billion in debt and equity financing with local, regional, and national real estate operators.

“Each of our new directors bring exceptional leadership skills and significant management experience that will be of tremendous value to our Board as we continue to grow the franchise,” said Stephen Whatley, Chairman and CEO of Southern States. “We look forward to their valuable insights and perspectives.”

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 13 branches in Alabama and Georgia and two loan production offices in Atlanta.

Contact Information:
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Kevin Dobbs
(310) 622-8245
ssbankir@finprofiles.com